EXHIBIT 99.1

Educational Development Corporation Announces Record Results for Second Quarter of Fiscal Year 2016

TULSA, Okla., Oct. 7, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) today announced record net revenues for the fiscal quarter and six months ended August 31, 2015.

Net revenues for the quarter ended August 31, 2015, were a Company-record $12,606,800 when compared to $6,808,200 for the same quarter last year, up 85%. Net earnings were $644,400 compared to a $3,900 net loss last year.

Net revenues for the home business division, Usborne Books & More ("UBAM") were up 152% for the second quarter of fiscal year 2016, compared to the same period in fiscal year 2015. The net revenue gain was primarily driven by new sales associates joining our organization in this quarter, 4,800 compared to 2,300 in the second quarter last year, an increase of 107%. The net sales increase continued in September with sales of this division up 151% over September of last year.

The publishing division, EDC Publishing, experienced a 13% increase in net revenues for the quarter ended August 31, 2015. Net revenue for the month of September 2015, was up 5% over September last year and we expect this division to record its fourth consecutive record net revenue year.

Net revenues for the year ended August 31, 2015, were a Company-record $22,244,600 when compared to $13,986,500 for the same six month period last year, up 59%. Net earnings were $969,000 compared to $235,800 for the same period last year, and increase of 311%.

Net revenues for the home business division, Usborne Books & More ("UBAM") were up 100% for the six months of fiscal year 2016, compared to the same period in fiscal year 2015. The net revenue gain was primarily driven by the number of active consultants of 10,700 at August 31, 2015, compared to 7,800 at August 31, 2014, an increase of 60%. An additional 2,900 consultants joined UBAM during the month of September.

The publishing division, EDC Publishing, experienced a 4% increase in net revenues for the six months ended August 31, 2015.

The record net revenue months continued in September. The Company has achieved record net revenue results for July and August, and September continued that trend with net revenue of $6.1 million compared to $2.9 million in September last year. Traditionally, October and November are the Company's largest net revenue months and the Company expects those months to also be our largest net revenue months in our history. This explosive growth has necessitated the Company begin negotiations for new facilities to accommodate this extraordinary growth in net revenue.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended August 31,		Six Months Ended August 31,
	2015	2014	2015	2014

NET REVENUES	$ 12,606,800	$ 6,808,200	$ 22,244,600	$ 13,986,500
EARNINGS BEFORE INCOME TAXES	1,039,000	8,300	1,570,700	395,900
INCOME TAXES	394,600	12,200	601,700	160,100
NET EARNINGS	$ 644,400	$ (3,900)	$ 969,000	$ 235,800

BASIC AND DILUTED EARNINGS PER SHARE:
BASIC AND DILUTED	$ 0.16	$ (0.00)	$ 0.24	$ 0.06

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
BASIC AND DILUTED	4,045,219	4,039,055	3,998,170	3,992,365

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522